Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-146214 and No. 333-220553) on Form S-8 of Sierra Bancorp of our report dated March 22, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sierra Bancorp, appearing in this Annual Report on Form 10-K of Sierra Bancorp for the year ended December 31, 2023.

/s/RSM US LLP

San Francisco, California

March 22, 2024